Exhibit 2.3

                      AMENDMENT TO ASSET PURCHASE AGREEMENT

      AMENDMENT TO ASSET PURCHASE AGREEMENT (the "Amendment"), dated as of July 31, 2003, to the Asset Purchase Agreement (the "Agreement"), dated as of April 15, 2003, by and between Group 1 Software, Inc., a Delaware corporation ("Purchaser") and Sagent Technology, Inc., a Delaware corporation ("Seller").

                                    RECITALS

            WHEREAS, unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Agreement;

            WHEREAS, on April 15, 2003 Seller and Purchaser executed the Agreement, pursuant to which, among other things, Seller agreed to sell, and Purchaser agreed to purchase, substantially all of the assets of Seller;

            WHEREAS, the Agreement provides that either Purchaser or Seller may terminate the Agreement in the event the closing has not taken place on or before September 15, 2003 (the "Termination Date");

            WHEREAS, in light of the fact that Seller has adjourned the special meeting of stockholders until September 30, 2003, the parties desire to amend the Agreement to extend the Termination Date until October 30, 2003;

            NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein and other good and valuable consideration, the parties agree as follows:

Termination. The last sentence of Section 9.1(c) is hereby amended by deleting the phrase "September 15, 2003" and replacing the following in lieu thereof:
"October 30, 2003."

Effectiveness. This Amendment shall be deemed effective as of the date first set forth above. Except as amended hereby, the Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

Governing Law. THIS AMENDMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts, provided receipt of copies of such counterparts is confirmed.


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            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

                                             GROUP 1 SOFTWARE, INC.

                                             By:            /s/
                                                --------------------------------
                                                 Name:
                                                 Title:


                                             SAGENT TECHNOLOGY, INC.

                                             By:            /s/
                                                --------------------------------
                                                 Name:
                                                 Title: